Exhibit 99.1

Bright Mountain Media (OTCQB: BMTM) Announces Appointment of Ethan Rudin, Public Company Veteran, as CFO

Mr. Rudin is an agile and dynamic financial executive with over 20 years of experience as both a CFO and as an investment banker, where he led, managed, and participated in several billion dollars worth of transactions, including IPOs, follow-ons, and debt securities.

Mr. Rudin also brings financial, strategic, and operational leadership spanning numerous industries, including retail, distribution, CPG, digital media, and technology.

Boca Raton, FL, October 18, 2023 (GLOBE NEWSWIRE)- Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative media services, today announced that Ethan Rudin has been appointed as Chief Financial Officer, effective October 18, 2023. Mr. Rudin is an agile and dynamic financial executive with over 20 years of experience as both a CFO and as an investment banker, where he led, managed, and participated in several billion dollars worth of transactions, including IPOs, follow-ons, and debt securities. Mr. Rudin also brings financial, strategic, and operational leadership spanning numerous industries, including retail, distribution, CPG, digital media, and technology. Most recently, Mr. Rudin served as Chief Financial Officer of Boundless Network, a top promotional products distributor. Prior to Boundless Network, Mr. Rudin was the Chief Financial Officer at BuildDirect Technologies where he led an initial public offering in Canada in November 2021, actively marketing the transaction remotely during the COVID-19 pandemic. Mr. Rudin also previously served as the Chief Financial Officer at Greenlane Holdings Inc., a leading specialty distributor, where he led a successful initial public offering on the Nasdaq in April 2019. Additional roles include his tenure as Chief Financial Officer of Napster (formerly Rhapsody International) and as a Strategy and Corporate Development executive for Starbucks Corporation (SBUX).

Mr. Rudin’s early career began in public accounting at KPMG LLP and then later in global investment banking at Citi, JPMorgan and Banc of America Securities, advising on large capital raising mandates and mergers and acquisitions. Mr. Rudin received a Bachelor of Arts degree in Economics from Tufts University and a Master of Business Administration degree from Columbia Business School.

“This is an incredible time for Bright Mountain Media and I am excited to join the team at this point in the company’s evolution,” stated Mr. Rudin, “The company has the potential for significant growth in the coming years and I am looking forward to working with the team to execute on the company’s strategic vision, accelerate growth, and enhance value for our shareholders.”

Matt Drinkwater, Chief Executive Officer of Bright Mountain Media commented “We are pleased to welcome Ethan to the team. Ethan brings a wealth of public company knowledge and business experience and will play a key role as the company continues to execute an aggressive growth strategy.”

About Bright Mountain

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s brands include Big Village Agency, Big Village Insights, Wild Sky Media, and Bright Mountain LLC. For more information, please visit www.brightmountainmedia.com

Contact / Investor Relations:

Douglas Baker at corp@otcprgroup.com

(561) 807-6350

https://otcprgroup.com